Investor and Media Contacts:
---------------------------
Laura Zobkiw                                             Peter Davis
Corporate Communications & Investor Relations            Chief Financial Officer
(510) 204-7200                                           (510) 204-7200



                XOMA Reports First Quarter 2003 Financial Results
      *********************************************************************


Berkeley, CA - May 15, 2003 -- XOMA Ltd. (Nasdaq: XOMA), a biopharmaceutical development company, today announced financial results for the quarter ended March 31, 2003.


For the first quarter of 2003, the Company recorded a net loss of $13.1 million ($0.18 per share), compared with a net loss of $5.9 million ($0.08 per share) for the first quarter of 2002. Revenues for the quarter decreased to $3.2 million compared to $9.2 million in the 2002 period. License and collaborative fee revenue for the first quarter of 2003 decreased to $1.2 million compared to $6.3 million for the first quarter of 2002, primarily due to a non-reccuring license fee from MorphoSys AG in the first quarter of 2002. Contract revenues and product sales decreased to $2.0 million for the first quarter of 2003 compared to $2.9 million for the first quarter of 2002, reflecting lower levels of development services provided to Onyx Pharmaceuticals, Inc.


Research and development expenses for the first quarter of 2003 increased 21 percent to $12.0 million compared to $9.9 million for the same period in 2002. The increase in spending in the first quarter of 2003 reflects increased costs related to Raptiva(TM), MLN01 and CAB-2, partially offset by reduced spending on ONYX-015 and NEUPREX(R).

Marketing, general and administrative expenses for the first quarter of 2003 decreased 19 percent to $3.9 million compared to $4.8 million for the same period in 2002. The most significant component of the decrease was legal expenses related to litigation with Biosite incorporated and certain shareholder litigation in 2002. These litigation matters were settled or otherwise resolved in 2002.



The Company anticipates a higher loss in 2003 compared with 2002, reflecting lower licensing revenue and lower contract service revenues from Onyx and Baxter and higher expenses related primarily to the Raptiva(TM), MLN01 and CAB-2 programs.



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




As of March 31, 2003, XOMA held $33.1 million in cash, cash equivalents, and short-term investments compared with $38.2 million at December 31, 2002. The December 31, 2002 balance included $1.5 million in restricted cash, which was released during the first quarter of 2003.



On April 2003, XOMA announced that it entered into an amended and restated collaboration arrangement with Genentech, which included specific provisions relating to the development of future indications. In addition, Genentech agreed to provide XOMA with additional financing and increased flexibility and repayment terms, some of which would be secured by future profit sharing of revenues from Raptiva(TM). XOMA estimates that it has sufficient cash resources, together with funding available to it under its collaboration agreements, to meet its currently anticipated operational needs through at least the end of 2004.



Our financial results for the first quarter were in line with our expectations," said Peter B. Davis, XOMA's chief financial officer. "We continue to closely monitor expenses and to aggressively pursue revenue opportunities and or less dilutive sources of financing and we're pleased to have the added flexibility in our financing arrangements with Genentech, which we announced in April."


"So far in 2003, we've continued to make good progress with Raptiva(TM)," said John L. Castello, XOMA's chairman, president, and chief executive officer. "The psoriasis BLA submission was accepted for review by the FDA and additional promising data was presented at the recent AAD meeting in San Francisco. Genentech's marketing partner, Serono S.A., has filed for marketing approval in the European Union and is submitting filings in several other countries. We were disappointed that the Phase II trial in rheumatoid arthritis failed to show a net clinical benefit, but we have recently initiated another Phase II trial in psoriatic arthritis patients. Finally, Genentech and XOMA's amended loan agreements give XOMA more flexibility in repaying the convertible debt that has been provided by Genentech."


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


Product Collaboration Highlights

Raptiva(TM) (Efalizumab) with Genentech, Inc.: The amended and restated agreements which Genentech and XOMA entered into pave the way for future drug development with terms that include provisions for opting into new indications, cost sharing, profit sharing and royalty arrangements, as well as detailed terms relating to the roles of Genentech, XOMA, and Genentech's licensees outside the U.S. for global development of all indications for Raptiva(TM). The agreements also address the ongoing financing by Genentech of XOMA's share of development and commercialization costs.

In March 2003, investigators presented six posters related to Raptiva(TM) at the American Academy of Dermatologists meeting. Highlights included results from a 556-patient, Phase III, placebo-controlled study showing data consistent with those obtained from previous Phase III studies. Another poster presented encouraging results from a 339-patient, open-label, multicenter trial evaluating the long-term safety and tolerability of continuous Raptiva(TM) (efalizumab) treatment in patients with moderate-to-severe psoriasis.

Serono S.A., Genentech's marketing partner outside the U.S. and Japan, announced in February 2003 that it had submitted a Marketing Authorization Application
(MAA) to the European Agency for the Evaluation of Medicinal Products (EMEA) for European Union Approval of Raptiva(TM) in psoriasis. It has submitted Raptiva(TM) data for marketing approval in Canada and Switzerland and is also filing in additional countries.

In February 2003, the FDA formally acknowledged receipt of Genentech's December 23, 2002 BLA submission. The companies anticipate a standard 10-month regulatory review period for Raptiva(TM) in the U.S. with FDA action expected in late 2003.


In January 2003, Genentech and XOMA announced the initiation of a Phase II study evaluating Raptiva(TM) in patients with psoriatic arthritis. Genentech and XOMA continue to assess additional indications for Raptiva(TM).


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


In May 2003, both companies announced their decision to terminate Phase II testing of Raptiva(TM) (efalizumab) in patients with moderate-to-severe rheumatoid arthritis (RA) based on an evaluation that suggested no overall net clinical benefit in patients receiving the study drug. This decision followed an evaluation by an independent Data Safety Monitoring Board (DSMB) that was charged with evaluating the ongoing safety and efficacy data in this exploratory trial that enrolled 240 patients.

Genentech and XOMA have instructed all sites to stop enrollment and treatment of RA patients in both this study and a roll-over study intended to gather extended treatment data from these same RA patients.

MLN01 and CAB-2 with Millennium Pharmaceuticals, Inc.: CAB-2 and MLN01 are two biotherapeutic agents XOMA is developing for cardiovascular inflammation indications. Current plans include completing preclinical testing and, if those are successful, clinical testing on both products in 2003.


ONYX-015 with Onyx Pharmaceuticals, Inc.: In 2002, under a strategic process development and manufacturing alliance with Onyx, XOMA successfully improved the manufacturing process and scaled up production to 500-liter fermentation scale for ONYX-015, a therapeutic, modified adenovirus genetically engineered to destroy cancer cells. In January 2003, Onyx announced the suspension of development activities related to ONYX-015 until it engages a marketing partner. Our collaboration agreement with Onyx remains in effect, but it is difficult to estimate future revenues absent resolution of this issue.


NEUPREX(R) with Baxter Healthcare Corporation: NEUPREX(R) is an injectable formulation of rBPI21, a genetically engineered fragment of human bactericidal/permeability-increasing protein (BPI). A Phase II study in Crohn's disease has been completed, but results are not yet known. In March 2003, the Company announced that it and Baxter would seek an additional company to bring development resources and expertise to support NEUPREX(R) development.


  Additional Ongoing Development Programs


ING-1: ING-1 is a recombinant monoclonal antibody that binds with high affinity to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) and is designed to destroy cancer cells by recruiting the patient's own immune system.

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

A subcutaneous Phase I study is in progress to further evaluate the safety, pharmacokinetics and other features of ING-1, and to document any observed anti-tumor activity. XOMA's plans for further development will be determined based on the results of this and other previous studies, as well as on potential future collaborative arrangements.

BPI-derived compounds for retinal disorders: Results of in vitro and in vivo studies published in February 2002 that were conducted by Joslin Diabetes Center at Harvard University, showed that compounds derived from BPI inhibit abnormal growth of blood vessels (angiogenesis) in the retina while sparing key retinal cells (pericytes). These data suggest that these compounds may have potential for treating diseases such as diabetic retinopathy or macular degeneration, both leading causes of adult blindness. XOMA is continuing its research collaboration with Joslin.

A BPI-derived compound for acne: XOMA is currently evaluating a topical formulation of a BPI-derived compound as a possible treatment for acne. A common human pathogen, Propionibacterium acnes, is considered the primary cause of the inflammatory lesions associated with acne. The emergence of strains resistant to current antibiotics used to treat acne has encouraged XOMA researchers to review the anti-P. acnes properties of the compound for this dermatological indication. XOMA plans to initiate clinical testing in the second half of 2003, pending positive results of toxicology testing in progress. A poster featuring our acne compound in in vitro and in vivo studies is scheduled for the upcoming Summer American Academy of Dermatology Meeting in July 2003.


                                       ***


XOMA has scheduled an investor conference call regarding this announcement, today, May 15, 2003 beginning at 4:00 PM EST (1:00 P.M. PST). Investors are invited to listen to the conference call by phone or via XOMA's website, http://www.xoma.com/. The domestic dial-in number (U.S./Canada) for the live call is 1-877-356-2902 and the conference ID number is 32246. The international dial-in number is 1-706-643-3700 and uses the same dial-in conference I.D. number. To listen to the call via the Internet, go to XOMA's website a few minutes before the start of the call to register, download, and install any necessary audio software.


The audio replay of the call will be available beginning three hours following the conclusion of the webcast through 12 a.m. EST on May 23, 2003. Access numbers for the replay are 1-800-642-1687 (U.S./Canada) or 1-706-645-9291(International); Conference I.D. 32246.





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



About XOMA

XOMA develops and manufactures antibody and other protein-based biopharmaceuticals for disease targets that include immunological and inflammatory disorders, cancer and infectious diseases. XOMA's programs include collaborations with Genentech, Inc. on the Raptiva(TM) antibody for psoriasis (BLA submission), psoriatic arthritis (Phase II) and other indications; with Baxter Healthcare Corporation to develop NEUPREX(R) (rBPI21) for Crohn's disease (Phase II) and other indications; with Millennium Pharmaceuticals, Inc. on two biotherapeutic agents, CAB-2 and MLN01, for cardiovascular inflammation indications (preclinical); and with Onyx Pharmaceuticals, Inc. on its ONYX-015 product for various cancers (current activities suspended, pending partnership discussions). Earlier-stage programs focus on antibodies and BPI-derived compounds developed at XOMA for the treatment of cancer, retinopathies, and acne. For more information about XOMA's pipeline and activities, please visit XOMA's website at http://www.xoma.com/.

Certain statements contained herein related to the relative size of the Company's loss for 2003, the sufficiency of its cash resources and the BLA review time frame, as well as other statements related to the progress and timing of product development and present or future licensing or collaborative arrangements, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, the actual loss for 2003 could be higher depending on revenues from licensees and collaborators, the size and timing of expenditures and whether there are unanticipated expenditures; the sufficiency of cash resources could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated or if funds are not available; and regulatory approval could be delayed or denied based on safety or efficiency issues relating to the products being tested; action, inaction or delays by the FDA or European regulators; or analysis, interpretation or submission of scientific data. These and other risks, including those related to changes in the status of the existing collaborative relationships, availability of additional licensing or collaboration opportunities, the timing or results of pending and future clinical trials, the ability of collaborators and other partners to meet their obligations, market demand for products, actions by the Food and Drug Administration or the U.S. Patent and Trademark Office, uncertainties regarding the status of biotechnology patents, uncertainties as to the cost of protecting intellectual property and risks associated with XOMA's status as a Bermuda company, are described in more detail in the Company's most recent annual report on Form 10K and in other SEC filings.



                      Condensed Financial Statements Follow

                                    XOMA Ltd.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                        March 31,      December 31,
                                                                           2003            2002
                                                                      --------------- ----------------
                               ASSETS                                  (Unaudited)       (Note 1)

Current assets:
    Cash and cash equivalents                                               $ 32,745         $ 36,262
    Short-term investments                                                       357              391
    Restricted cash                                                                -            1,500
    Receivables                                                                4,407            8,656
    Related party receivables - current                                          100              206
    Inventory                                                                  1,306            1,306
    Prepaid expenses and other                                                   261              449
                                                                      --------------- ----------------
        Total current assets                                                  39,176           48,770
Property and equipment, net                                                   22,664           22,650
Related party receivables - long-term                                            190              190
Deposits and other                                                               147              172
                                                                      --------------- ----------------
        Total assets                                                        $ 62,177         $ 71,782
                                                                      =============== ================

LIABILITIES AND SHAREHOLDERS' EQUITY (Net Capital Deficiency)

Current liabilities:
    Accounts payable                                                         $ 1,278          $ 3,201
    Accrued liabilities                                                        5,160            7,096
    Short-term loan                                                                -              763
    Capital lease obligations - current                                          622              667
    Deferred revenue - current                                                 1,314            1,729
    Convertible subordinated note - current                                    5,180            5,146
                                                                      --------------- ----------------
        Total current liabilities                                             13,554           18,602

Capital lease obligations - long-term                                            592              729
Deferred revenue - long-term                                                     760              800
Note payable long-term                                                         3,562                -
Convertible subordinated note - long-term                                     67,416           63,016
                                                                      --------------- ----------------
        Total liabilities                                                   $ 85,884         $ 83,147

Shareholders' equity (Net capital deficiency):
    Common shares                                                                 36               36
    Additional paid-in capital                                               530,138          529,354
    Accumulated comprehensive income                                              87              121
    Accumulated deficit                                                    (553,968)        (540,876)
                                                                      --------------- ----------------
        Total shareholders' equity (Net capital deficiency)                 (23,707)         (11,365)
                                                                      --------------- ----------------
        Total liabilities and shareholder's equity                          $ 62,177         $ 71,782
                                                                      =============== ================


Note 1 - Amounts derived from the Company's audited financial statements appearing in the Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

                                    XOMA Ltd.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands except per share amounts)


                                                                         Three months ended March
                                                                                   31,
                                                                        ---------------------------
                                                                            2003          2002
                                                                        ------------- -------------

Revenues:
    License and collaborative fees                                           $ 1,155      $  6,313
    Contract and other revenue                                                 2,009         2,909
                                                                        ------------- -------------

    Total revenues                                                             3,164         9,222
                                                                        ------------- -------------

Operating costs and expenses:
    Research and development                                                  11,982         9,935
    Marketing, general and administrative                                      3,905         4,849
                                                                        ------------- -------------
    Total operating costs and expenses                                        15,887        14,784
                                                                        ------------- -------------

    Loss from operations                                                    (12,723)       (5,562)

Other income (expense):
    Investment and other income                                                  115           272
    Interest expense                                                           (486)         (649)
                                                                        ------------- -------------
        Net loss                                                          $ (13,094)     $ (5,939)
                                                                        ============= =============

Basic and diluted net loss per common share                                 $ (0.18)      $ (0.08)
                                                                        ============= =============

Shares used in computing basic and diluted net loss per common share          71,843        70,229
                                                                        ============= =============
